Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CECO Environmental Corp.

Cincinnati, Ohio

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, relating to the CECO Environmental Corp. Employee Stock Purchase Plan, of our report dated March 17, 2008 relating to the financial statements of CECO Environmental Corp. and its subsidiaries for the two years ended December 31, 2007, appearing in the Annual Report on Form 10-K of CECO Environmental Corp. and its subsidiaries for the year ended December 31, 2008.

/s/ Battelle & Battelle LLP

Dayton, Ohio
June 12, 2009